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                                                                    Exhibit 10.1


                                    AGREEMENT

         This Agreement ("Agreement") is made as of December 31, 2003, effective January 26, 2004 (the "Effective Date"), by and between Harris Interactive Inc. ("Harris"), a Delaware corporation with an address of 60 Corporate Woods, Rochester, New York 14623, and Robert E. Knapp ("Knapp") with an address of 299 Saugatuck Avenue, Westport, Connecticut 06880.

         WHEREAS, Harris desires to employ Knapp as its Vice Chairman and Chief Executive Officer on the terms and conditions contained in this Agreement, and Knapp desires to accept such employment,

         NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

         "Base Salary" means $500,000 per annum, or such higher base salary as may hereafter be approved by the Board of Directors.

         "Bonus" shall mean non-salary, performance-based cash compensation under a plan approved for the applicable fiscal year by the Board of Directors (or a committee thereof) and applicable to the senior executives of Harris (including Knapp) as a group. Such plan shall provide for a target Bonus for Knapp of at least $250,000 based upon achievement of Harris's annual financial plan as approved by its Board of Directors, and for additional Bonus above such target Bonus for performance exceeding Harris's annual financial plan.

         "Cause" means Knapp's:

                  (a) willful refusal to perform, willful failure to perform (other than failure due to physical or mental illness), or willful misconduct in the performance of, the duties set forth in Section 3 hereof provided that such refusal, failure, or misconduct is material and has continued after Harris has given Knapp fifteen days written notice specifying the same in reasonable detail, provided, however, for the purposes of clarity, failure of Harris to achieve the results outlined in its annual operating plan shall not be "Cause",

                  (b) overt and willful disobedience of orders or directives issued by the Board of Directors of Harris that are within the scope of Knapp's duties to Harris, provided that such overt and willful disobedience has continued after Harris has given Knapp fifteen days' written notice specifying the same in reasonable detail,

                  (c) conviction, plea of nolo contendere, or express admission of commission of any felony, whether or not related to performance of duties under this Agreement,

                  (d) commission of any other illegal act if committed in connection with the performance of duties for Harris if such act could be materially and demonstrably injurious to Harris,


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                  (e) breach of the material terms of this Agreement, provided, however, in the case of any breach that is curable, such breach has continued uncured after Harris has given Knapp fifteen days' written notice specifying the same in reasonable detail, and/or

                  (f) material violation of Harris's written rules, regulations or policies provided that such violation has continued after Harris has given Knapp fifteen days written notice specifying the same in reasonable detail.

         "Change in Control" means the occurrence of any of the following events:

                  (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Harris (not including in the securities beneficially owned by such Person any securities acquired directly from Harris or its Affiliates) representing 50% or more of the combined voting power of Harris's then outstanding securities; or

                  (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving as directors of
Harris: individuals who, on the date hereof, constitute the Board of Directors of Harris and any new director (other than a director whose initial assumption of office is in connection with the settlement of an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Harris) whose appointment or election by the Board of Directors of Harris or nomination for election by Harris's stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

                  (c) there is consummated a merger or consolidation of Harris or any direct or indirect subsidiary of Harris with any other corporation or entity, other than (i) a merger or consolidation which would result in the voting securities of Harris outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Harris or any subsidiary of Harris, at least 50% of the combined voting power of the securities of Harris, such surviving entity or any Parent thereof outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected solely to implement a recapitalization of Harris (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Harris (not including in the securities beneficially owned by such Person any securities acquired directly from Harris or its Affiliates) representing 50% or more of the combined voting power of Harris's then outstanding securities; or

                  (d) the stockholders of Harris approve a plan of complete liquidation or dissolution of Harris, or there is consummated a sale or disposition by Harris or any of its subsidiaries of any assets which individually or as part of a series of related transactions constitute all or substantially all of Harris's consolidated assets, other than any such sale or disposition to an entity at least 50% of the combined voting power of the voting securities of which stockholders of Harris are Beneficial Owners in substantially the same proportions as their Beneficial Ownership of the voting securities of Harris immediately prior to such sale or disposition.

                  As used herein, "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act; "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended



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from time to time; "Parent" shall mean any entity that becomes the Beneficial
Owner of at least 80% of the voting power of the outstanding voting securities of Harris or of an entity that survives any merger or consolidation of Harris or any direct or indirect subsidiary of Harris; and "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include Harris or any of its subsidiaries, a trustee or other fiduciary holding securities under an employee benefit plan of Harris or any of its Affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities, or a corporation or entity owned, directly or indirectly, by the stockholders of Harris in substantially the same proportions as their ownership of stock of Harris.

         "Confidential Information" means any and all information and material proprietary to Harris or not generally known or available to the public in which Harris has any interest or rights now or in the future, including without limitation Harris's business strategies, client lists, supplier lists, partners, agreement terms, pricing, databases, products, designs, processes, systems, methods; trade secrets, know-how, data, technical plans, drawings, information, inventions, formulas, technology and anything else that might be construed as proprietary or confidential in nature. Confidential Information shall not include information and material (a) publicly available through no breach by Knapp of any confidentiality obligation to Harris, (b) released by Harris with a written waiver of confidentiality, (c) lawfully obtained from third parties, or
(d) previously known or developed by third parties independently of Harris and Knapp provided that such knowledge or development can be independently substantiated.

         "Disability" shall mean a disability that would, after the passage of any applicable waiting period, entitle Knapp to coverage under Harris's long term disability insurance policies covering executive employees ("Disability Policies").

         "Good Reason" means: (a) material breach of Harris's obligations hereunder provided that such breach continues after Knapp has given Harris fifteen days written notice specifying the same in reasonable detail; or (b) material diminution of Knapp's title of Chief Executive Officer, responsibilities, or direct reporting line to the Board of Directors, or assignment of duties or responsibilities which occupy a significant proportion of Knapp's time that are inconsistent with those described in Section 3 hereof, in each case after fifteen days written notice of objection by Knapp specifying the same in reasonable detail; provided, however, that after a Change of Control, Good Reason shall not include a change of title, reporting line, responsibilities, and duties so long as such changed title, reporting line, and reassignment of executive duties are at a level commensurate with the level of participation of Harris in the controlling Person (such as, for example, executive duties at a divisional, subsidiary, or group level, if Harris becomes a division, subsidiary, or group within the controlling Person), or assignment of other duties not materially inconsistent with duties appropriate for a past vice chairman and chief executive officer; provided, that following such Change in Control, Knapp remains the highest ranking employee of such division, subsidiary or group within the controlling Person; or (c) without Knapp's prior consent, the relocation of Knapp's principal business location more than fifty
(50) miles from either Rochester, New York or New York City.

         "Termination Date" means the earliest of:

                  (a) December 31, 2007 or a later date, if any, to which such date is extended by mutual agreement of the parties,

                  (b) the date of Knapp's death, and

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                  (c) the date on which Knapp's employment is terminated under
Section 6(b) or Section 6(c).

         2. Employment. Harris shall employ Knapp, and Knapp accepts employment from Harris, as Vice Chairman and Chief Executive Officer of Harris commencing on the Effective Date and continuing through and including the Termination Date. The Board of Directors of Harris shall appoint Knapp as a member of the Board of Directors as of the Effective Date.

         3.       Duties.

                  (a) Duties. Commencing on the Effective Date and continuing through and including the Termination Date, Knapp shall perform the duties of Vice Chairman and Chief Executive Officer of Harris, including duties requested from time to time by the Board of Directors consistent with those generally performed by the vice-chairman and chief executive officer of a public company of a size and type similar to Harris. Knapp shall report to the Board of Directors (or a duly authorized committee thereof) and, subject to the authority of the Board of Directors, shall have such authority as is reasonably necessary to carry out his duties hereunder. With the exception of Harris's Chairman, Gordon Black, all employees of Harris shall report to Knapp, or such other employee as Knapp shall reasonably designate.

                  (b) Board of Directors. Knapp shall be appointed as a member of the Board of Directors of Harris as of the Effective Date. Prior to the Termination Date and prior to any Change of Control, the Board of Directors shall nominate Knapp for re-election as a director at each annual meeting of stockholders coinciding with the expiration of his term as a director, and shall recommend him for re-election, but the failure of the stockholders to elect Knapp as a member of the Board of Directors shall not constitute a breach of this Agreement. Knapp will resign as a director on the Termination Date unless otherwise requested by the Board of Directors.

                  (c) Efforts. Until the Termination Date, Knapp shall devote his full business time and efforts to his duties under this Agreement.

                  (d) Non-Disparagement. Knapp acknowledges that Harris's reputation is important in the continued success of its business, and agrees that he will not discuss or comment in such a manner as may adversely impact the reputation or public perception, or otherwise disparage, Harris or its officers, employees, or directors in any manner; provided, however, that Knapp may make such disclosures as may be required by law. Harris acknowledges that Knapp's reputation is important to his continued success. Harris agrees that it will not, and that it will use all reasonable efforts to cause its officers, employees, and directors not to, defame, disparage, or otherwise discuss or comment about Knapp in such a manner as may adversely impact his reputation or public perception; provided, however, that Harris may make such disclosures as may be required by law.

         4. Payment and Provision of Benefits to Knapp. Subject to and in consideration of Knapp's compliance with this Agreement, and in lieu of any and all other compensation and benefits whether pursuant to agreement, company policy or otherwise (except as otherwise required by law):

                  (a) Payments. Harris shall provide to Knapp:

                      (i) his Base Salary commencing on the Effective Date and continuing through and including the Termination Date, payable on the same schedule as is applicable to salary payments for other Harris executives,


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                      (ii) Bonus for the period commencing on July 1, 2004 and
continuing through and including the Termination Date, pro rated in any partial fiscal year in which a Termination Date occurs,

                      (iii) health and dental insurance benefits comparable to those then provided to other executive employees of Harris, subject to the same co-pay, deductibles, and the like applicable to such executive employees, commencing on the Effective Date and continuing through and including the Termination Date,

                      (iv) term life insurance and long and short term disability coverage under policies of general applicability to Harris's executive employees, commencing on the Effective Date and continuing through and including the Termination Date,

                      (v) in addition to life insurance provided under (iv), a term life insurance policy in the amount of $2,000,000 subject to Knapp's insurability at commercially reasonable rates, such insurance to be effective as soon as reasonably practical after the Effective Date and continuing through and including the Termination Date,

                      (vi) a car allowance of $1,000 per month commencing on the Effective Date and continuing through and including the Termination Date, and

                      (vii) participation to the extent he is otherwise eligible therefor in Harris's 401(k) Plan and Employee Stock Purchase Plan, commencing on the Effective Date and continuing through and including the Termination Date.

                  (b) Vacation. Commencing on the Effective Date and continuing through and including the Termination Date, Knapp shall continue to accrue, and may use, vacation time in accordance with Harris company policy; provided, however, Knapp shall be entitled to not less than four (4) weeks vacation per annum for every year of the employment term. Subject to company policy regarding limitations on carry-over of vacation time, Harris shall pay Knapp all of his vacation time, accrued and unused, through and including the Termination Date on the Termination Date.

                  (c) Disability. If a Disability of Knapp occurs after the Effective Date and prior to the Termination Date:

                      (i) during the period that Knapp is receiving disability payments under Harris's Disability Policies and the Termination Date, Knapp shall not be entitled to payments under Section 4(a)(i) hereof; provided, however, until and including the earlier to occur of the date fifteen (15) months after the Disability date and the Termination Date, Knapp shall be entitled to payments in the amount of the difference between the disability payments and the amount that would otherwise be paid under Section 4(a)(i);

                      (ii) to the extent payments under Section 4(a)(ii) hereof would otherwise be earned for any Harris fiscal year commencing with the fiscal year ending June 30, 2005, such payments shall be pro rated for the period through and including the date of Knapp's Disability, and Knapp shall not be eligible for payments under Section 4(a)(ii) after such Disability;

                      (iii) after the date of Disability Knapp shall not be eligible for payments or benefits under Sections 4(a)(iii), 4(a)(v), and 4(a)(vi), Section 4(e), and Section 4(g);

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                      (iv) after the date of Disability, Knapp shall receive the payment when due under Section 4(h) but proportionately reduced for the period from Disability through and including June 30, 2004, and shall receive benefits and payments and under Section 6(b)(ii) until December 31, 2007, or such later date to which the Termination Date shall have been extended previously by mutual agreement of the parties; and

                      (v) after the date of Disability until and including the Termination Date, Knapp shall receive benefits and payments under Sections 4(a)(iv) and 4(a)(vii) only to the extent that he is eligible for such benefits and payments under Harris's benefit plans applicable to all other executive employees.

                  (d) Business Expenses; Attorney Fees. Harris shall reimburse Knapp for his ordinary and customary business expenses incurred prior to the Termination Date as well as reasonable attorney fees and disbursements related to the transactions contemplated by this Agreement.

                  (e) Apartment; Relocation. Harris shall provide Knapp with an apartment in Rochester, New York at a reasonable monthly rental expense, or in lieu thereof reasonable hotel expenses, commencing on the Effective Date and continuing through the Termination Date; provided, however, that if Knapp and the Board of Directors mutually agree that Knapp should relocate his principal residence to Rochester, in lieu of the apartment or hotel expenses Harris shall pay Knapp's reasonable and customary relocation expenses including moving costs, brokerage commissions related to the sale of his existing residence and purchase of a Rochester residence, and closing costs.

                  (f) Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

                  (g) Change of Control. If a Change of Control shall have occurred:

                      (i) after such Change of Control Knapp's entitlement to Bonus under Section 4(a)(ii) may be modified by the new controlling Person in a reasonable manner so that such Bonus is calculated with reference to a performance-based bonus plan provided by the new controlling Person, provided, however, that the amount of the target and additional bonus for which Knapp is eligible is not decreased and his ability to earn the Bonus is not materially impaired;

                      (ii) after such Change of Control Knapp's entitlement to payments and benefits under Sections 4(a)(iii), 4(a)(iv), and 4(a)(vii) may be modified by the new controlling Person to entitlement to those benefits generally provided to executives of the new controlling Person;

                      (iii) if in connection with, or within the fifteen
(15)-month period following the date of, the Change of Control, Harris and/or the new controlling Person terminates Knapp's employment without Cause, or Knapp terminates his employment with Good Reason, in lieu of further payments or benefits under any other provision of this Agreement except as provided in
Section 5, Knapp shall be entitled to a lump sum payment of $1,250,000, and in consideration of Knapp's continuing obligations under Sections 7, 8, and 9 hereof, Knapp shall be entitled to an additional lump sum payment of $1,000,000; and

                      (iv) if all or any portion of the payments or other benefits paid or payable to Knapp under this Agreement and under any other plan, program or agreement of the Company or its affiliates, in each case, however, in connection with or after a Change of Control, are determined to constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code


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of 1986, as amended, and as it may be amended on or after the date of this
Agreement (the "Code"), and results in the imposition on Knapp of an excise tax under Section 4999 of the Code, then, in addition to any other benefits to which Knapp is entitled under this Agreement, Harris shall pay to Knapp an amount equal to the sum of (A) the excise taxes payable by Knapp by reason of receiving excess payments; and (B) a gross-up amount necessary to offset any and all applicable federal, state, and local excise, income, or other taxes incurred by Knapp by reason of Harris's payment of the excise tax described in (A) above.

                  (h) Signing Bonus. Knapp shall receive a signing bonus of $125,000, payable on June 30, 2004.

         5.       Stock Options.

                  (a) Options. On the Effective Date the Executive shall receive non-qualified options to purchase 1,000,000 shares of the Company's stock. The options shall have an exercise price equal to the fair market value of the stock as of the close of trading on the last trading day immediately prior to the Effective Date.

                  (b) Vesting. 25% of the options shall vest on the date one year after the Effective Date and the balance shall vest over the 36 months thereafter at a rate of 1/36 of the remaining 750,000 shares per month. Notwithstanding the foregoing:

                      (i) if a Termination Date has not previously occurred, on the date of a Change of Control all remaining unvested options shall immediately vest, and

                      (ii) no unvested options shall vest after Knapp's Disability, or after a Termination Date.

                  (c) Exercise Period. Options will expire unless exercised on or before the earliest to occur of (i) the date ten years after the Effective Date, (ii) the date one year after the date on which Knapp's employment is terminated for any reason including Knapp's death if a Change of Control has occurred, (iii) the date one year after Knapp's Disability, and (iv) the date fifteen (15) months after termination of Knapp's employment by Harris or Knapp for any reason including Knapp's death (the "Expiration Date").

                  (d) Method of Option Exercise. The options may be exercised in whole or in part by filing a written notice with the Secretary of Harris at its corporate headquarters prior to the Expiration Date. Such notice shall (i) specify the number of shares of stock which Knapp elects to purchase, and (ii) be accompanied by payment of the exercise price for such shares of stock. Payment shall be by cash or by check payable to Harris, provided, however, (i) all or a portion of the Exercise Price may be paid by delivery of shares of stock acceptable to Harris (including, if Harris so approves, the withholding of shares otherwise issuable upon exercise of the options) and having an aggregate fair market value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (ii) Knapp may pay the exercise price by authorizing and directing a third party to sell shares of stock (or a sufficient portion of the shares) acquired upon exercise of the option and to remit to Harris a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.

                  (e) Withholding. All distributions under this Section 5 are subject to withholding of all applicable taxes. At the election of Knapp, such withholding obligations may be satisfied through the surrender of shares of stock which Knapp already owns or to which he is otherwise entitled hereunder.


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                  (f) Transferability. Except as otherwise provided in this
Section 5, the options are not transferable other than as designated by Knapp by will or by the laws of descent and distribution, and during the Knapp's life, may be exercised only by Knapp or by his guardian or legal representative.

                  (g) Registration Rights. If any grant of options hereunder is not made pursuant to a plan that is then covered by an effective registration statement pursuant to the Securities Act of 1933, as amended, Harris agrees to file, as soon as practicable after the date on which such grant is made, to the extent it is then eligible to do so, a Form S-8 registration statement covering the shares of Harris common stock underlying the options.

         6.       Termination.

                  (a) Employment At Will. Harris reserves the right to terminate Knapp's employment at any time with or without Cause, and Knapp reserves the right to terminate his employment at any time with or without Good Reason and in any of such events, neither party shall have any further obligation to the other under Section 2 or Section 3(a), (b), and (c) hereof.

                  (b) Termination Without Cause or With Good Reason. If Harris terminates Knapp's employment without Cause or Knapp validly terminates his employment for Good Reason prior to any otherwise occurring Termination Date, in consideration of Knapp's continuing obligations under Sections 3(d), 7, 8, and 9 hereof and in lieu of obligations under Section 4 hereof, Harris shall nonetheless remain liable for, and pay or provide to Knapp:

                      (i) an aggregate payment of $1,000,000 payable in fifteen
(15) equal monthly installments commencing on the first day of the first month following the Termination Date,

                      (ii) coverage by Harris's health and dental insurance plans if coverage is available (provided that Harris and Knapp shall cooperate to take such steps as are reasonably practical to qualify Knapp for continued coverage by Harris's health and dental insurance plans following his termination), or if such coverage is not available, reimbursement for health and dental insurance benefits obtained by Knapp, in an amount equal to the amount then paid by Harris for such benefits for other executive employees and subject to the same co-pay, deductibles, and the like, commencing the day after the date of termination and continuing for a period of eighteen months, and

                      (iii) all amounts accrued hereunder prior to the Termination Date (including obligations under Section 4(a)(ii) and 4(h) applicable to any fiscal year prior to such termination but not including obligations under Section 4(a)(ii) and 4(h) applicable to the portion of the year in which the termination occurs).

                  (c) Termination With Cause or Without Good Reason. If Harris validly terminates Knapp's employment with Cause or Knapp terminates his employment without Good Reason (including by death) prior to a Termination Date that occurs other than by operation of this Section 6(c), Harris's obligations under Section 4 shall be cancelled and of no further effect as of the Termination Date, but Harris shall remain liable to pay Knapp all amounts accrued hereunder prior to the Termination Date (including obligations under Section 4(a)(ii) and 4(h) applicable to any fiscal year prior to such termination but not including obligations under Section 4(a)(ii) and 4(h) applicable to the portion of the year in which the termination occurs). The cessation of employment of Knapp shall not be deemed to be for Cause unless and until notice shall have been given to Knapp of adoption of a resolution by vote of a majority of the Board of Directors of Harris after at least five (5) business days notice is provided to Knapp, such notice to include in reasonable specificity the alleged conduct justifying such termination



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for Cause, and Knapp is given an opportunity, together with counsel, to be heard by the Board of Directors of Harris at a meeting (which may be held by telephonic conference call), finding that in the good faith opinion of the Board of Directors of Harris Knapp is guilty of the conduct described in the definition of Cause. The cessation of employment of Knapp shall not be deemed to be for Good Reason unless and until Knapp shall have provided to all members of the Board of Directors of Harris at least five business days' notice describing in reasonable detail the particulars thereof.

                  (d) Mitigation; Offset. In the event of any termination of employment under this Section 6, or under Section 4(g) in the event of a Change of Control, Knapp shall be under no obligation to mitigate amounts payable hereunder by seeking other employment or otherwise and there shall be no offset against amounts due to Knapp hereunder on account of subsequent employment.

         7. Confidentiality. During the course of his employment, Knapp may have access to, develop, or otherwise be exposed to or aware of Confidential Information. Knapp acknowledges that the Confidential Information must be kept strictly confidential. During and after termination of Knapp's employment with Harris Knapp agrees: (a) to take every reasonable precaution to safeguard and treat the Confidential Information as confidential, (b) not to disclose the Confidential Information to any third party except as part and in furtherance of the business of Harris, and (c) not to disclose or use the Confidential Information in any manner that would not be in furtherance of the interests of Harris.

         8. Ownership of Intellectual Property. During the course of his employment, Knapp individually or with others may be involved in the development, invention, or creation of proprietary material, methods, intellectual property, inventions, or technology including without limitation items or materials that may be patentable. All such materials, methods, intellectual property, inventions, and technology are developed on behalf of Harris and in the course of Knapp's employment by Harris, and Harris shall be the sole and exclusive owner thereof and shall have all proprietary rights therein. Knapp shall execute and deliver any assignments, licenses, or other agreements necessary or desirable from time to time to give Harris the full benefit of such ownership.

         9. Non-Competition. In consideration of the payments and benefits provided to Knapp under this Agreement, including among others payments and benefits due after termination of his employment under certain circumstances:

                  (a) During Employment. Prior to the Termination Date, Knapp shall not, directly or indirectly in any capacity (including among others as a director, officer, employee, agent, consultant, partner or equity owner of any entity, except as owner of less than 5% of the shares of the publicly traded stock of a corporation), compete in any manner with Harris.

                  (b) Following Termination. During the fifteen (15) month period following the Termination Date, Knapp shall not, directly or indirectly in any capacity (including among others as a director, officer, employee, agent, consultant, partner or equity owner of any entity, except as owner of less than 5% of the shares of the publicly traded stock of a corporation), compete with Harris. Without limitation, Knapp shall not competitively solicit or otherwise deal in a competitive way with any of the clients or customers of Harris as of the time of his termination (including any client to whom Harris has sold services or products in the two years prior to termination and any prospective client or customer who has been targeted or approached by Harris within the previous six months) with respect to any services or products competitive with those of Harris, or which otherwise directly or indirectly in any manner compete with Harris in any line of business carried on or planned by Harris during Knapp's employment.

                  (c) Non-Solicitation. Prior to and during the fifteen (15) month period following the Termination Date, Knapp shall not, directly or indirectly, including on behalf of, for the benefit of, or in conjunction with, any other person or entity, (i) solicit, assist, advise, influence, induce or otherwise encourage in any way, any employee of Harris to terminate such employee's relationship with Harris for any reason, or assist any person or entity in doing so, (ii) employ, engage or otherwise contract with any employee or former employee of Harris unless such former employee shall not have been employed by Harris for a period of at least one year, or (iii) interfere in any manner with the relationship between any employee and Harris.

                  (d) Injunctive Relief. Knapp acknowledges that damages for any breach of this Section 9 will be difficult, if not impossible, to calculate and that legal remedies for breach of this provision will be inadequate. Therefore, Harris shall be entitled to obtain injunctive relief to enforce this provision in addition to any other remedy at law or equity including termination of payments hereunder.

         10. Related Agreements/Further Assurances. The parties agree to mutually cooperate in the execution and delivery of any documents and agreements, and in the taking of any actions, reasonably necessary or desirable to effectuate the purposes of this Agreement.

         11. Notices. Any notice or demand upon any party hereto shall be deemed to have been sufficiently given or served for all purposes hereof when in writing and effective (i) when delivered in person, (ii) one business day after deposit with nationally recognized overnight courier for next business day delivery with receipt requested, or (iii) three business days after it is mailed certified mail postage prepaid, return receipt requested, addressed to the address shown in the preamble to this Agreement or to such other address as may be designated by any party by notice given to the other in the manner described in this Section 11, and in the case of notice to Harris, with a copy given or served in the same manner addressed to Beth Ela Wilkens, Harris Beach LLP, 99 Garnsey Road, Pittsford, New York 14534, and in the case of Knapp, with a copy given or served in the same manner addressed to David E. Rubinsky, Willkie Farr & Gallagher, LLP, 787 Seventh Avenue, New York, New York 10019.

         12. Representation/Drafting. Each of the parties acknowledges that it has been represented by legal counsel in the negotiation and drafting of this Agreement, that this Agreement has been drafted by mutual effort, and that no ambiguity in this Agreement shall be construed against either party as draftsperson.

         13. Successors and Assigns.

             (a) This Agreement shall inure to the benefit of, and shall be binding upon, the respective heirs, legal representatives, successors, and assigns of the parties hereto. Neither party hereto may assign, transfer, or otherwise dispose of this Agreement, or any of its other rights or obligations hereunder (other than Knapp's rights to payments hereunder, which may be transferred only by will or by the laws of descent and distribution), without the prior written consent of the other party, and any such attempted assignment, transfer or other disposition without such consent shall be null and void; provided, however, that Harris shall be entitled to assign its obligations under this Agreement, without the prior written consent of Knapp, (i) in connection with an arm's-length merger or consolidation of such party with another unaffiliated corporation or (ii) in connection with an arm's-length sale of all or substantially all of its assets or business operations to another person or entity, provided that such assignee expressly assumes all of the rights and obligations of such party hereunder. After any such assignment, this Agreement shall continue in full force and effect. In the event of Knapp's death, all amounts then payable to Knapp hereunder shall be paid in accordance with the terms of this Agreement to Knapp's devisee, legatee or other designee or, if there be no such designee, to Knapp's estate.

             (b) In addition to any obligations imposed by law upon any successor to Harris, Harris shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of Harris expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Harris would be required to perform it if no such succession had taken place. Failure of Harris to obtain the assumption and agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle Knapp to compensation from Harris in the same amount and on the same terms as Knapp would be entitled to hereunder if Knapp were to terminate his employment for Good Reason immediately after a Change in Control.

         14. Term. The term of this Agreement shall commence on the date hereof and shall expire on the Termination Date, except that the obligations provided in Sections 3(b) as it relates to resignation as a director, 3(d), 4(f), 5, 7, 8, 9(b), 9(c), 9(d), and 10-18 (inclusive) shall survive and be continuing in accordance with their terms, and except that any financial obligation accrued prior to or in connection with the Termination Date shall survive until discharged by the payment thereof.

         15. Governing Law. This Agreement shall be construed under and governed by the laws of the State of New York, without reference to principles of conflicts of laws. The parties hereto consent to venue in the courts of the State of New York or in the Federal courts sitting in the State of New York with respect to any dispute regarding the subject matter hereof, including any dispute as to the validity of an assertion of Cause or Good Reason. If any legal action is commenced to enforce or interpret the provisions of this Agreement, or to recover damages for its breach, each party shall be responsible for its own legal fees, disbursements, and court costs paid or incurred in connection with such action or proceeding and neither party shall be entitled to recover any such fees, disbursements, or costs from the other party.

         16. Entire Agreement/Waivers. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall not be modified or amended except in writing signed by both of the parties. No waiver of any breach of this Agreement shall be a waiver of any preceding or succeeding breach, and no waiver of any right under this Agreement shall be construed as a waiver of any other right. Harris and Knapp shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

         17. Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions shall continue in full force and effect, and the offending provision shall be modified to give it the greatest legally permissible effect.

         18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute the same Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                            [Signature Pages Follow]

HARRIS INTERACTIVE INC.


By:        /s/ GORDON S. BLACK
         ------------------------------------

Title:   Chairman and Chief Executive Officer
         ------------------------------------

       /s/ Robert E. Knapp
-----------------------------------
         ROBERT E. KNAPP